Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-262456 and 333-262456-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 1, 2022)
JEFFERIES GROUP LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary, may offer from time to time global medium-term notes as co-issuers. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:
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The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetimes of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

⯀	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.
⯀	The notes will be either senior or subordinated.
⯀	The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.
⯀	The notes will be held in global form by The Depository Trust Company (“DTC”), unless the pricing supplement states otherwise.
The pricing supplement may also specify that the notes will have additional terms, including the following:
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The notes may be optionally or mandatorily exchangeable for the cash value of securities of an entity that is affiliated or not affiliated with us or, for the cash value of a basket or index of those securities.

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Payments on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above.

⯀	The notes may be either callable by us or puttable by you.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-3 this prospectus supplement and on page 4 of the accompanying prospectus.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Jefferies LLC, which is our affiliate, has agreed to use reasonable efforts to solicit offers to purchase these notes as our agent. The agent may also purchase these notes as principal at prices to be agreed upon at the time of sale. The agent may resell any notes it purchases as principal at prevailing market prices, or at other prices, as the agent determines.
Jefferies LLC and other affiliates of ours may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in market-making transactions and other transactions in which they act as principals.
Jefferies
February 1, 2022

Prospectus Supplement
Summary	S-1
Risk Factors	S-3
Description of Notes	S-6
Series A Notes Offered on a Global Basis	S-14
United States Federal Taxation	S-15
Plan of Distribution (Conflicts of Interest)	S-31
Legal Matters	S-38
S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted.
Unless otherwise specified, the terms “we,” “our,” “us,” and “issuers” as used herein, refer to Jefferies Group LLC and Jefferies Group Capital Finance Inc., its subsidiary, as co-issuers of the notes offered hereby. The terms the “Company” and “Jefferies Group” refer to Jefferies Group LLC, alone.
S-ii

SUMMARY
The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement and the reports filed with the Securities and Exchange Commission incorporated by reference therein.
Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary, may, as co-issuers, offer from time to time the medium-term notes described in this prospectus supplement. We will sell the notes primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously. We refer to the notes offered under this prospectus supplement as our “medium-term notes.”
General terms of the notes
•	The notes will pay interest, if any, on the dates specified in the applicable pricing supplement.
•	The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.
•	The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.
•	The notes will be either senior or subordinated.
•	The notes may be either callable by us or puttable by you.
•
The notes may be optionally or mandatorily exchangeable for the cash value of securities of an entity that is affiliated or not affiliated with us or for the cash value of a basket or index of those securities.

•
Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above.

•	We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.
•	The notes may be issued either alone or as a part of a unit with any combination of other securities.
•	We may from time to time, without your consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.
•	The notes will be held in global form by DTC, unless we specify otherwise in the applicable pricing supplement.

•	The notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.
Forms of notes
The notes that we offer under our program will be issued in fully registered form and will be represented either by a global note registered in the name of a nominee of DTC, as depositary, or by notes issued in definitive form, as set forth in the applicable pricing supplement. We will not issue notes in definitive form except under the circumstances described in “Form, Exchange and Transfer—The Depositary” in the accompanying prospectus, under which heading you may also find information on DTC’s book-entry system.
How to reach us
You may contact us at the principal executive offices of the Company at 520 Madison Avenue, New York, New York 10022 (telephone number (212) 284-2550).

RISK FACTORS
Your investment in the notes may involve certain risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included in the accompanying prospectus and the applicable pricing supplement and our most recent Annual Report on Form 10-K filed with the SEC, before you decide that an investment in the notes is suitable for you.
Structure-related Risks
The interest rate payable on our notes may not reflect our creditworthiness and may be less than we would be required to pay if we incurred other indebtedness in the future.
The interest rates we pay on our currently outstanding fixed rate indebtedness, as well as any margins we pay on any other floating rate indebtedness, reflect our actual or perceived creditworthiness at the time of incurrence. Conversely, the interest payable on our floating notes may be linked to the performance of an interest rate or index, which is reflective of market and other external conditions not directly related to our business or financial performance. As a result, the interest we pay on those notes may be lower than the rate we would be required to pay for other indebtedness incurred at the time of an applicable interest payment date.
The interest rate payable on our floating rate notes will be subject to fluctuation and may be lower than the interest you could earn on other investments.
The interest rate payable on our floating rate notes will be variable and could decline. Depending upon the level of the interest rate or index against which the interest rates may be reset, the interest rate payable on our floating rate notes may be less than returns otherwise payable on notes with similar maturities issued by us or by other companies. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of our notes as compared to other investment alternatives.
Indexed notes can present significant risks.
Indexed notes, which are notes whose value is linked to an underlying asset or index or another property (including one or more securities or indices of securities), can present very significant risks for investors, since purchasers of certain indexed notes could lose their entire investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the payment risks they present as well as the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances.
The payment upon an early redemption or acceleration may be substantially less than the market value of the notes.
If the notes include an optional redemption or acceleration feature, the notes may be redeemed early or accelerated at a time when prevailing interest rates are relatively low or at a time when the performance of any index or interest rate to which they are linked has caused the value of the notes to increase substantially since their issuance. Accordingly, any payment upon early redemption or acceleration determined in the manner described in the applicable pricing supplement could be substantially less than the market value of the notes.
Valuation- and Market-related Risks
Various economic and other factors will impact the market value of the notes.
The market for, and the market value of, our notes may be affected by a number of factors that may affect one another other, including:
⯀	the time remaining to maturity of the notes;
⯀	the aggregate amount outstanding of the notes;
⯀	the level, direction, and volatility of market interest rates generally;
⯀	general economic conditions of the capital markets in the United States;
⯀	geopolitical conditions and other financial, political, regulatory, and other events that affect the capital markets generally;
⯀	our financial condition and creditworthiness; and
⯀	any market-making and other trading activities with respect to the notes.

In the absence of an active trading market for our notes, you may not be able to resell them.
We can offer no assurance as to the liquidity of the market for our notes, your ability to sell the notes or the price at which you may be able to sell them. Future trading prices of some of our notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our credit ratings and the market for similar securities. Our notes will not be listed on any securities exchange or quoted through any automated quotation system, unless the related prospectus supplement states otherwise. Jefferies, the Company’s broker-dealer subsidiary, may make a market in some of our notes. However, Jefferies is not obligated to do so and it may discontinue any market making at any time without notice.
The price quoted by our affiliates for our notes could be higher or lower than the price that you paid for them.
If you attempt to sell your notes prior to maturity, their market value may be lower than the price you paid for them. This is due to, among other things, changes in the level of market interest rates, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges. These factors, together with various credit, market and economic factors prevailing during the term of notes, may reduce the price at which you may be able to sell the notes in any secondary market and could affect the value of the notes in complex and unpredictable ways.
Jefferies may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes or that may adversely affect the value of the notes.
Jefferies and its affiliates may publish research reports, express opinions or provide recommendations from time to time that relate to one or more index or interest rates linked to the notes or the securities or other assets underlying one or more equity indices or currency exchange rates relating to any of the foregoing. These research reports, opinions or recommendations may be inconsistent with purchasing or holding the notes and could adversely affect the value of the notes. Any research reports, opinions or recommendations expressed by Jefferies may not be consistent with one another and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and any index or interest rate to which the notes are linked.
Conflict-related Risks
Our trading and hedging activities may create conflicts of interest with you.
We or one or more of our affiliates, including Jefferies, may engage in trading activities related to our notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may affect any index or interest rate linked to the notes, and thereby affect the payments to be made on the notes. Accordingly, these activities may present a conflict of interest between your interests as a holder of the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.
The calculation agent, which may be an affiliate of ours, may make determinations with respect to our notes.
Unless otherwise specified in the applicable pricing supplement, Jefferies Financial Services Inc., one of our affiliates, will act as the calculation agent. Another of our affiliates or a third party may also act as the calculation agent. The calculation agent makes all necessary calculations and determinations in connection with the notes, including with respect to any payments on the notes and the assumptions used to determine the pricing and estimated value of the notes. In performing these duties, the calculation agent may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where it, as the calculation agent, is entitled to exercise its discretion.

Linked Index- or Interest Rate-related Risks
Historical performance of any index or interest rate linked to our notes should not be taken as an indication of the future performance of that measure during the term of the notes.
The actual performance over the term of our notes of any index or interest rate linked to the notes as well as any payment on those notes, may bear little relation to the historical performance of that index or rate. The future performance of any such measure may differ significantly from its historical performance, and no assurance can be given as to the value of any linked index or interest rate during the term of the notes. It is impossible to predict whether the value of any such measure will rise or fall. We cannot give you assurance that the performance of the linked index or interest rate will not adversely affect any payment on the notes.
ERISA-related Risks
Insurance companies and fiduciaries of certain employee benefits may be prohibited from purchasing or holding the notes.
The purchase or holding of the notes by any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. See “Certain ERISA Considerations” in the accompanying prospectus.

DESCRIPTION OF NOTES
Investors should carefully read the general terms and provisions of our debt securities in “Description of Securities We May Offer—Debt Securities” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Securities We May Offer—Debt Securities” in the accompanying prospectus.
General Terms of Notes
We may issue notes under the 2016 Senior Debt Indenture or the issuers’ Subordinated Debt Indenture. The medium-term notes issued under each indenture will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes; provided, that if such additional notes are not fungible with the earlier notes for U.S. federal income tax purposes, the additional notes must have a separate CUSIP number from the earlier notes. The obligations of the Company and Jefferies Group Capital Finance Inc., as co-issuers of the notes, will be joint and several.
Neither indenture limits the amount of additional indebtedness that we may incur. At November 30, 2021, the Company had $1,134.0  million aggregate principal amount (on a fair value basis) of Series A medium-term notes outstanding under the 2016 Senior Debt Indenture. The company has authorized the issuance of up to $2 billion aggregate principal amount of new senior debt securities, including any new Series A medium-term notes.
Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our medium-term notes to the extent applicable:
⯀	the specific designation of the notes;
⯀	the issue price (price to public);
⯀	the aggregate principal amount;
⯀	the denominations or minimum denominations;
⯀	the original issue date;
⯀	whether the notes are senior or subordinated;
⯀	the stated maturity date and any terms related to any extension of the maturity date;
⯀	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;
⯀	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;
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for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

⯀	whether interest will be payable in cash or payable in kind;
⯀	if the note is an amortizing note, the amortization schedule;
⯀	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;
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whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above;

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the terms on which holders of the notes may convert or exchange them into or for the cash value of stock or other securities of entities affiliated or not affiliated with us or for the cash value of any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

⯀	whether the notes are renewable notes;
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if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

⯀	whether the notes will be listed on any stock exchange;
⯀	whether the notes will be issued in book-entry or certificated form;
⯀	if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream as well as through DTC (each as defined below); and
⯀	any other terms on which we will issue the notes.
Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:
A “business day” when used with respect to any place of payment, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law or executive order to close; provided that, when used with respect to any note, “Business Day” may have such other meaning, if any, as may be specified for such note as contemplated by Section 3.01 in the Indentures.
“Clearstream” means Clearstream Banking, S.A., Luxembourg.
“DTC” means The Depository Trust Company, New York, New York.
“Euroclear” means Euroclear Bank SA/NV.
An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.
For any definitive registered note, the “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable. For any global registered note, the “record date” for any interest payment date is the date one business day prior to such interest payment date; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.
References in this prospectus supplement to “U.S. dollars,” or “U.S. $” or “$” are to the currency of the United States of America. References in this prospectus supplement to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.
Forms of Notes
We will offer the notes on a continuing basis and will issue notes only in fully registered form, either as book-entry notes or as certificated notes. We may issue the notes either alone or as part of a unit. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.
Book-Entry Notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the accompanying prospectus under “Book-Entry Procedures and Settlement” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

Each global note certificate representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee of DTC. These certificates name DTC or its nominee as the owner of the notes. DTC maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of DTC’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of DTC’s procedures for global notes representing book-entry notes is set forth under “Form, Exchange and Transfer” in the accompanying prospectus. DTC has confirmed to us, the agents and each trustee that it intends to follow these procedures.
Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.
Denominations. We will issue the notes:
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for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000, unless otherwise specified in the applicable pricing supplement; or

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for notes denominated in a specified currency other than U.S. dollars, unless otherwise specified in the applicable pricing supplement, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as described in the applicable pricing supplement, on the business day immediately preceding the date of issuance.

Notes (including notes denominated in pounds sterling) in respect of which the issue proceeds are to be accepted in the United Kingdom and which have a maturity of less than one year shall have a minimum denomination and redemption value of £100,000 (or if the notes are denominated in a currency other than pounds sterling, as specified in the pricing supplement, at least the equivalent thereof in such currency using the spot rate as of the date of issue).
New York Law to Govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.
Redemption and Repurchase of the Notes
Optional Redemption of the Notes. The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity or will indicate the terms of any option to redeem the notes.
Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.
Other General Terms of the Notes
We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under “Description of Securities We May Offer—Debt Securities” in the accompanying prospectus. The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Notes Denominated in a Foreign Currency
Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, DTC will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:
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The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

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The participant must notify DTC of the beneficial owner’s election on or prior to the seventh business day prior to the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

⯀
DTC will notify the paying agent of the beneficial owner’s election on or prior to the fifth business day prior to the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to DTC.
Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:
⯀	for payments of interest, on or prior to the fifth business day prior to the applicable record date; or
⯀	for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.
To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:
⯀	at least five business days prior to the applicable record date, for payment of interest; or
⯀	at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.
If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:
⯀
by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

⯀	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.
However, the paying agent will only pay the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. Our affiliate, Jefferies International Limited, in its capacity as exchange rate agent, or a different exchange rate agent identified in the applicable pricing supplement, will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:
⯀	of the specified currency for U.S. dollars for settlement on the payment date;
⯀	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and
⯀	at which the applicable dealer commits to execute a contract.
One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.
Unavailability of Foreign Currency. We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under “Description of Securities We May Offer—Debt Securities” in the accompanying prospectus.
Discount Notes
Some notes may be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield. We refer to these notes as “discount notes.” See the discussion under “United States Federal Taxation—U.S. Holders—Discount Notes” below. In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Securities We May Offer—Debt Securities” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:
⯀	the aggregate principal amount of the note multiplied by the sum of,
⯀	its issue price, expressed as a percentage of the aggregate principal amount, plus
⯀	the original issue discount accrued from the interest accrual date to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.
For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable original issue discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain notes may be issued at a discount, but not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See the discussion under “Material United States Federal Income Tax Consequences” in the accompanying prospectus and “United States Federal Taxation—U.S. Holders—Discount Notes” below. See the applicable pricing supplement for any special considerations applicable to these notes.

Renewable Notes
We may also issue variable rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any. Any renewable notes we issue will be book-entry floating rate notes. The general terms of the renewable notes are described below.
Automatic Extension of Maturity. The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the “initial maturity date.” On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder’s note. However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.
Holder’s Option to Terminate Automatic Extension. On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000. To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement. This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.
If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.
Revocation of Election by Holder. The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000. To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature. The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000. However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.
An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.
Redemption of Notes at Company’s Option. The Company has the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement. The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, we will send a notice of redemption to each holder at least 180 days and not more than 210 days prior to the date fixed for redemption.
Remarketing of Notes. We may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures. A description of the remarketing procedures, the terms of the remarketing agreement between us and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Exchangeable Notes
We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into the cash value of:
⯀	the securities of an entity affiliated or not affiliated with us;
⯀	a basket of those securities; or
⯀	an index or indices of those securities..
The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium.
Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the cash value of the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.
Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the cash value of the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the cash value of the underlying property.
Payments upon Exchange. Upon exchange, at maturity or otherwise, the holder of an exchangeable note will receive, at the specified exchange rate, the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.
Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global note, DTC’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that DTC’s nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify DTC of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to DTC.
Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:
⯀
an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

⯀
a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices
We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices of those securities or any other property, or any combination of the above. These notes may include other terms, which will be specified in the applicable pricing supplement.
Currency-Linked Notes
We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.” The pricing supplement will specify the following:
⯀	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;
⯀	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “specified currency”;
⯀	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;
⯀	the interest rate per annum and the dates on which we will make interest payments;
⯀	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and
⯀	U.S. federal income tax considerations.
The specified currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the specified currency.

SERIES A NOTES OFFERED ON A GLOBAL BASIS
If we offer any of the notes on a global basis, we will so specify in the applicable pricing supplement. The additional information contained in the accompanying prospectus under “Form, Exchange and Transfer” and “Book-Entry Procedures and Settlement” will apply to every offering on a global basis. The provisions in the accompanying prospectus described under “Book-Entry Procedures and Settlement—Global Clearance and Settlement Procedures” will apply to securities offered on a global basis unless we specify otherwise in the applicable pricing supplement.

UNITED STATES FEDERAL TAXATION
The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the notes and constitutes the opinion of our tax counsel, Sidley Austin LLP. This discussion applies only to initial investors in the notes who:
⯀
purchase the notes at the “issue price,” which will equal the first price at which a substantial amount of the notes are sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

⯀	hold the notes as capital assets within the meaning of Section 1221 of the Code.
Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note is equal to its stated issue price indicated in the applicable pricing supplement.
This section does not discuss the U.S. federal tax consequences of the acquisition, ownership, and disposition of notes that are exchangeable or that are not treated as debt instruments for U.S. federal income tax purposes. The U.S. federal tax consequences of an investment in notes that are exchangeable or that are not treated as debt instruments for U.S. federal income tax purposes will be set forth in the applicable pricing supplement.
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
⯀	U.S. expatriates and certain former citizens or long-term residents of the United States;
⯀	banks and certain financial institutions;
⯀	insurance companies;
⯀	certain dealers and traders in securities or commodities;
⯀	investors holding the notes as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
⯀	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
⯀	partnerships (or other entities classified as partnerships for U.S. federal income tax purposes), S corporations or other flow-through entities for U.S. federal income tax purposes;
⯀	regulated investment companies;
⯀	real estate investment trusts;
⯀	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
⯀	persons subject to the alternative minimum tax.
As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
If a partnership or an entity treated as a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership or an entity treated as a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.
If the notes provide that the Company has the right to redeem them at greater than 100% of the principal amount of the notes, plus accrued interest, the discussion in this section is based in part on our determination that with respect to such notes there will be no more than a remote likelihood that it would exercise the right to redeem such notes. Our determination that there will be no more than a remote likelihood that it would redeem the notes is binding on holders of the notes, unless a holder discloses to the Internal Revenue Service (“IRS”), in the manner required by applicable Treasury regulations, that the holder is taking a different position. It is possible that the IRS may take a different position regarding the remoteness of the likelihood of redemptions, in which case, if the position of the IRS were sustained, the timing, amount and character of income recognized with respect to a note may be substantially different from that described herein, and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on a disposition of a notes. This discussion assumes that the IRS will not take a different position or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the likelihood of redemption.
This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific notes offered thereunder.
U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:
⯀	a citizen or individual resident of the United States;
⯀	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
⯀
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

⯀	an estate the income of which is subject to U.S. federal income taxation regardless of its source.
Payments of Stated Interest. Unless otherwise specified in the applicable pricing supplement and subject to the discussions below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.
Special rules governing the treatment of interest paid with respect to discount notes, short-term notes, floating rate notes, foreign currency notes, foreign currency contingent payment notes and contingent payment notes are described under “—Discount Notes,” “—Floating Rate Notes,” “—Short-Term Notes,” “—Foreign Currency Notes,” “—Foreign Currency Contingent Payment Notes” and “—Contingent Payment Notes” below.
Discount Notes
General. A note (other than a short-term note, a contingent payment note or a foreign currency contingent payment note, all as defined below) that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with “original issue discount” for U.S. federal income tax purposes (and will be referred to in this discussion as a “discount note”) unless the note satisfies a de minimis threshold (as defined below). The “stated redemption price at maturity” of a note equals the sum of all payments required under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable as a series of payments (other than on debt instruments of the Company) at least annually during the entire term of the note. For a note that provides for interest only at a fixed rate, qualified stated interest is equal to the outstanding principal balance of the note multiplied by the single fixed rate of interest. Subject to the discussion below under “—Notes Subject to Early Redemption,” if a note provides for more than one fixed rate of stated interest, interest payable at the lowest stated fixed rate generally is qualified stated interest and the excess, if any, is included in the stated redemption price at maturity for purposes of determining whether the note will be issued with original issue discount. See “—Floating Rate Notes” below with regard to qualified stated interest in the case of floating rate notes. The amount of original issue discount is equal to the excess of the stated redemption price at maturity over the issue price.
A note will not be considered to have original issue discount if the difference between the note’s stated redemption price at maturity and its issue price is less than a de minimis amount, defined by applicable Treasury regulations as 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an installment obligation (as defined by applicable Treasury regulations), the weighted average maturity. The weighted average maturity is the sum of the following amounts determined for each payment under the note other than a payment of qualified stated interest: (i) the number of complete years from the issue date of the note until the payment is made, multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the note’s stated redemption price at maturity.
A U.S. Holder of discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for U.S. federal income tax purposes. U.S. Holders of discount notes will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income. Under this method, U.S. Holders of discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.
A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, original issue discount and de minimis original issue discount, as adjusted by any amortizable bond premium (as defined below)) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the IRS.
Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies other than the U.S. dollar, are described under “—Foreign Currency Notes” below.
Notes Subject to Early Redemption. A note subject to redemption prior to maturity may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note (which may affect whether the note is treated as issued with original issue discount and, if so, the timing of accrual of the original issue discount). Under applicable Treasury regulations, we will generally be presumed to exercise an option to redeem a note if the exercise of the option will lower the yield on the note. Conversely, you will generally be presumed to exercise an option to require us to repurchase a note if the exercise of the option will increase the yield on the note. If such an option is not in fact exercised, the note will be treated, solely for purposes of calculating original issue discount, as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s “adjusted issue price” on that date. A note’s “adjusted issue price” is defined as the sum of its issue price and the aggregate amount of previously accrued original issue discount, less any prior payments on the note other than payments of qualified stated interest.
Under these rules, if a note provides for a fixed rate of interest that increases over the term of the note, the note’s issue price is not below its stated principal amount and the Company has an option to redeem the note for an amount equal to the stated principal amount on or prior to the first date on which an increased rate of interest is in effect, the yield on the note will be lowered if the Company redeems the note before the initial increase in the interest rate, and therefore its redemption option will be treated as exercised. Since the note will therefore be treated as if it were redeemed and reissued prior to the initial increase in the interest rate, the note will not be treated as issued with original issue discount. If a note is not treated as issued with original issue discount and if, contrary to the presumption in the applicable Treasury regulations, the Company does not redeem the note before the initial increase in the interest rate, the same analysis will apply to all subsequent increases in the interest rate. This means that the note that is deemed reissued will be treated as redeemed prior to any subsequent increase in the interest rate, and therefore as issued without original issue discount.

Floating Rate Notes
General. Floating rate notes are subject to special rules whereby a floating rate note will qualify as a “variable rate debt instrument” if:
⯀	the issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;
⯀	it provides for stated interest, paid or compounded at least annually, at current values of:
⯀	one or more qualified floating rates,
⯀	a single fixed rate and one or more qualified floating rates,
⯀	a single objective rate, or
⯀	a single fixed rate and a single objective rate that is a qualified inverse floating rate, each as defined in the applicable Treasury regulations; and
⯀	certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.
In general, a “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. For example, the commercial paper rate, the LIBOR rate and the CMT rate will generally be treated as qualified floating rates. In general, a variable rate is not a “qualified floating rate” if it is subject to (i) a restriction or restrictions on the maximum stated interest rate (a “cap”), (ii) a restriction or restrictions on the minimum stated interest rate (a “floor”), (iii) a restriction or restrictions on the amount of increase or decrease in the stated interest rate (a “governor”), or (iv) any other restrictions similar to (i), (ii) and (iii). Notwithstanding the preceding sentence, the following restrictions will not cause a variable rate to fail to be a “qualified floating rate”:
⯀	a cap, floor, or governor that is fixed throughout the term of the floating rate note;
⯀
a cap or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly less than the expected yield determined without the cap;

⯀
a floor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more than the expected yield determined without the floor; or

⯀
a governor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more or significantly less than the expected yield determined without the governor.

In general, an “objective rate” is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula that is based on objective financial or economic information. A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.
Unless otherwise provided in the applicable pricing supplement, it is expected, and the discussion below assumes, that a floating rate note will qualify as a “variable rate debt instrument.” If a floating rate note with a term of more than one year (after taking into account the last possible day that the note could be outstanding under its terms) does not qualify as a “variable rate debt instrument,” then such a floating rate note will generally be treated as a “contingent payment debt instrument.” For a description of the treatment of “contingent payment debt instruments,” see the discussion under “—Contingent Payment Notes” below.
Floating Rate Notes that Provide for a Single Variable Rate. All stated interest on a floating rate note will constitute qualified stated interest and will be taxable accordingly (as described under “—Discount Notes—General” above) if:
⯀	the floating rate note provides for stated interest at a single variable rate throughout the term thereof; and
⯀	the stated interest on the floating rate note is unconditionally payable in cash or other property (other than debt instruments of the Company) at least annually.

Thus, such a floating rate note will generally not be treated as issued with original issue discount unless the floating rate note is issued at an issue price below its stated principal amount and the difference between the issue price and the stated principal amount is equal to or greater than a specified de minimis amount, as defined above under “—Discount Notes—General.” For this purpose, and for purposes of the discussion below under “—Floating Rate Notes that Provide for Multiple Rates,” if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate and if the variable rate on the floating rate note’s issue date is intended to approximate the fixed rate (which will be presumed to be the case if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (which will be presumed to be the case for two or more qualified floating rates with values within 0.25% of each other as determined on the issue date) will be treated as a single qualified floating rate.
If a floating rate note that provides for stated interest at a single variable rate is issued with original issue discount, as discussed above, equal to or greater than a specified de minimis amount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a floating rate note are determined under the rules applicable to fixed rate debt instruments, discussed under “—Discount Notes” above, by assuming that the variable rate is a fixed rate equal to:
⯀	in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or
⯀	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.
The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.
Floating Rate Notes that Provide for Multiple Rates. In general, a floating rate note that provides for (i) multiple floating rates or (ii) one or more floating rates in addition to a single fixed rate will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. A floating rate note must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for the substitute qualified floating rate or qualified inverse floating rate, as appropriate, rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.
Once the floating rate note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument, and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument, as described under “— Discount Notes” above. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest (or, in certain circumstances, original issue discount) assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

Market Discount
If a U.S. Holder purchases a note for an amount that is less than its “revised” issue price in the case of a discount note (or, in the case of a note issued without original issue discount, its stated redemption price at maturity), such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified de minimis amount. For this purpose, the “revised” issue price of a discount note generally equals its issue price, increased by the amount of original issue discount that has accrued over the term of the note.
Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless the U.S. Holder elects (as described below) to accrue market discount on a constant yield basis. Such an election will apply only to the notes with respect to which it is made, and may not be revoked.
A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the stated maturity of the note or certain earlier dispositions.
A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.
Amortizable Bond Premium
If a U.S. Holder purchases a note (other than a contingent payment note or foreign currency contingent payment note, as defined below) for an amount that is greater than the sum of all amounts payable on the note other than qualified stated interest, the holder will be considered to have purchased the note with amortizable bond premium equal to such excess. Special rules may apply in the case of notes that are subject to optional redemption. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period. A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium previously amortized. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the amount of gain or increase the amount of loss otherwise recognized on the disposition of the notes. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.
If a holder makes a constant yield election (as described under “—Discount Notes” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.
Constant Yield Election
A U.S. Holder of a note may elect to include in income all interest and discount (including de minimis original issue discount and market discount), as adjusted by any premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the U.S. Holder acquired the note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

Sale, Exchange or Retirement of the Notes
Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid qualified stated interest. Amounts attributable to accrued but unpaid qualified stated interest are treated as interest as described under “—Payments of Stated Interest” above. A U.S. Holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note, and reduced by any principal payments received by the holder, by the amounts of any bond premium previously amortized by the holder and by the amounts of any other payments that do not constitute qualified stated interest.
Except as described below or as otherwise provided in the applicable pricing supplement, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income. See “—Short-Term Notes” below. In addition, other exceptions to this general rule apply in the case of certain foreign currency notes, foreign currency contingent payment notes and contingent payment notes. See the discussions under “—Foreign Currency Notes,” “—Foreign Currency Contingent Payment Notes” and “—Contingent Payment Notes” below.
Short-Term Notes
A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its issue date will be treated as a “short-term note.” As described below, certain aspects of the tax treatment of short-term notes with certain features are uncertain. Holders of short-term notes should consult their tax advisers as to the U.S. federal tax consequences of the ownership and disposition of such short-term notes.
Tax Treatment Prior to Maturity of the Short-Term Notes. Under the applicable Treasury regulations, a short-term note will be treated as being issued at a discount, the amount of which will be equal to the excess of the sum of all payments on the short-term note (including all stated interest and the supplemental redemption amount, if any) over its issue price. No payments on a short-term note are treated as qualified stated interest.
A U.S. Holder who is a cash-method taxpayer generally will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so. A U.S. Holder who is a cash-method taxpayer and does not make such election should generally include the stated interest payments on the short-term notes, if any, as ordinary income upon receipt. Except in the case of stated interest payments, cash-method holders generally will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale, exchange or redemption, as described below.
A U.S. Holder who is an accrual-method taxpayer will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding.
Tax Treatment at Maturity of the Short-Term Notes. Upon retirement of the short-term notes at maturity, any gain recognized will be treated as ordinary income.
Sale, Exchange or Redemption of the Short-Term Notes. Upon a sale, exchange or redemption of a short-term note, a U.S. Holder should recognize gain as ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) and not yet included in income. Any gain in excess of this amount will be treated as short-term capital gain. Any loss recognized will be treated as a capital loss.
Tax Treatment of Short-Term Notes that Provide for a Supplemental Redemption Amount that is Not Fixed as of the Issue Date. Except as specifically stated below, the tax treatment of short-term notes that provide for a supplemental redemption amount or other amount that is not fixed as of the issue date (“contingent short-term notes”) is the same as described above for short-term notes. As described below, certain aspects of the tax treatment of contingent short-term notes are uncertain. Unless otherwise provided in the applicable pricing supplement, due to the lack of governing authority regarding the proper method of accrual of discount on short-term debt instruments, our counsel is expected to be unable to opine regarding issues identified below as uncertain or unclear. Although accrual-method holders and cash-method holders that have elected to apply an accrual method of tax accounting to the short-term notes generally are required to accrue the discount on the short-term notes in income, in the case of contingent short-term notes, because the supplemental redemption amount with respect to the contingent short-term notes is uncertain, it is unclear how such accruals should be determined. Additionally, in the case of contingent short-term notes, it is unclear whether or to what extent gain from a sale, exchange or redemption prior to maturity should be treated as capital gain or ordinary income. U.S. Holders should consult their tax advisers regarding the proper treatment of an investment in contingent short-term notes.
Interest on Indebtedness Incurred to Purchase the Short-Term Notes. A cash-method U.S. Holder who does not elect to apply an accrual method of tax accounting to the short-term notes will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until the U.S. Holder includes the discount on the notes in income or disposes of the notes in a taxable transaction. As noted above, however, there is no authority regarding the proper method of accrual of discount on short-term debt instruments such as contingent short-term notes. It is therefore unclear how, if at all, the rules regarding deferral of interest deductions would apply to contingent short-term notes. U.S. Holders should consult their tax advisers regarding these deferral rules.
Contingent Payment Notes
General. Unless otherwise noted in the applicable pricing supplement, a note that has principal or interest determined by reference to commodities, securities or indices (such notes hereinafter referred to as “contingent payment notes”) will generally be treated as a “contingent payment debt instrument” for U.S. federal income tax purposes. As a result, the contingent payment notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent debt regulations”) as providing for contingent payments.
Pursuant to the contingent debt regulations, a U.S. Holder of a contingent payment note will be required to accrue interest income on the contingent payment note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. As a result, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.
The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the contingent payment note that equals the product of:
⯀	the adjusted issue price (as defined below) of the contingent payment note as of the beginning of the accrual period;
⯀	the comparable yield (as defined below) of the contingent payment note, adjusted for the length of the accrual period; and
⯀
a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the contingent payment note and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a contingent payment note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments (in accordance with the projected payment schedule described below) previously made with respect to the contingent payment note.
The term “comparable yield” as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the contingent payment notes, and (ii) the applicable federal rate.
The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the contingent payment notes. This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the contingent payment notes for U.S. federal income tax purposes. They will not constitute a projection or representation by us regarding the actual amounts that will be paid on the contingent payment notes.
Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder of a contingent payment note receives actual payments with respect to such contingent payment note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.
If a U.S. Holder receives in a taxable year actual payments with respect to the contingent payment note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment:
⯀	will first reduce the U.S. Holder’s interest income on the contingent payment note for that taxable year;
⯀
to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the contingent payment note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

⯀
to the extent of any excess after applying (i) and (ii), will be carried forward as a negative adjustment to offset future interest income with respect to the contingent payment note or to reduce the amount realized on a sale, exchange or retirement of the contingent payment note.

With respect to non-corporate U.S. Holders, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.
Generally, the sale, exchange or retirement of a contingent payment note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange or retirement of a contingent payment note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received (the “amount realized”), from the sale, exchange or retirement of the contingent payment note and (b) the U.S. Holder’s adjusted tax basis in the contingent payment note. As discussed above, to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the contingent payment note.
For purposes of determining the amount realized on the scheduled retirement of a contingent payment note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity. As previously discussed, to the extent that actual payments with respect to the contingent payment notes during the year of the scheduled retirement are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.
A U.S. Holder’s adjusted tax basis in a contingent payment note generally will be equal to the U.S. Holder’s original purchase price for the contingent payment note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made to the U.S. Holder (without regard to the actual amount paid).
Gain recognized by a U.S. Holder upon a sale, exchange or retirement of a contingent payment note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the contingent payment note, and thereafter capital loss (which will be long-term capital loss if the contingent payment note has been held for more than one year). The deductibility of capital losses is subject to limitations. If a U.S. Holder recognizes a loss upon a sale or other disposition of a contingent payment note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on a contingent payment note become fixed. If one or more contingent payments on a contingent payment note become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a contingent payment note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the contingent payment note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the contingent payment note and the character of any gain or loss on the sale of the contingent payment note will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.
Foreign Currency Notes
General. The following discussion describes certain special rules applicable to a U.S. Holder of notes (i) that are denominated in a specified currency other than the U.S. dollar or (ii) the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes.” For a description of the treatment of foreign currency notes that provide for contingent payments, see the discussion under “—Foreign Currency Contingent Payment Notes” below.
The rules applicable to notes that are denominated in a currency other than the U.S. dollar could require gain or loss realized upon the sale, exchange or other disposition (including retirement) of the notes that is attributable to fluctuations in currency exchange rates (“foreign currency gain or loss”) to be recharacterized as ordinary income or loss. The rules applicable to foreign currency notes are complex and their application may depend on the holder’s particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular U.S. federal income tax situation. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.
Payments of Interest on Foreign Currency Notes. A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition (including retirement) attributable to accrued qualified stated interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency. A cash-method holder who receives a payment of qualified stated interest in U.S. dollars should include the amount of this payment in income upon receipt. To the extent that a cash-method holder is required to accrue original issue discount on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the original issue discount.
In the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. In addition to the interest income accrued as described above, the U.S. Holder will recognize foreign currency gain or loss as ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest are actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). A U.S. Holder may elect to translate interest income (including original issue discount) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.
Original Issue Discount and Amortizable Bond Premium on Foreign Currency Notes. Original issue discount and amortizable bond premium (each as defined above) on a foreign currency note are to be determined in the relevant foreign currency. If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Foreign currency gain or loss is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the same period as a return of principal that is treated in the same manner as on the sale, exchange or retirement of the foreign currency note (as discussed below). Any foreign currency gain or loss will be ordinary income or loss as described below.
Tax Basis in Foreign Currency Notes. A U.S. Holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.
Sale, Exchange or Retirement of Foreign Currency Notes. Foreign currency gain or loss recognized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss that will not be treated as interest income or expense. The amount of foreign currency gain or loss generally will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the note, determined on the date the payment is received in exchange for the note or the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the note, determined on the date the U.S. Holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above. Foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency note will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the foreign currency note. Any gain or loss realized by a U.S. Holder in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in the holder’s income). If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.
A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such sale, exchange or retirement. A cash-method taxpayer who buys or sells a foreign currency note that is traded on an established market is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result with respect to such foreign currency from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual-method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market. This election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.
Foreign Currency Contingent Payment Notes
General. The following discussion describes certain special rules applicable to a U.S. Holder of notes that (i) are denominated in a specified currency other than the U.S. dollar or the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar and (ii) provide for contingent payments (such notes hereinafter referred to as “foreign currency contingent payment notes”). These notes will be subject to special rules that govern the tax treatment of foreign currency contingent payment notes under applicable Treasury regulations (the “foreign currency contingent debt regulations”).

Pursuant to the foreign currency contingent debt regulations, a U.S. Holder of a note will be required to accrue interest income on the note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. All determinations and computations required under the foreign currency contingent debt regulations (including our determination of the “comparable yield” and “projected payment schedule” for the note) will be made in the denomination currency of the note. The foreign currency contingent payment debt regulations provide that the denomination currency of notes that have principal or interest payments denominated in, or determined by reference to, more than one currency is the currency with the greatest value determined by comparing the value of the noncontingent and projected payments denominated in, or determined by reference to, each currency on the issue date, discounted to present value and, if necessary, translated into U.S. dollars at the spot rate on the issue date.
The foreign currency contingent debt regulations provide that a U.S. Holder must accrue into income original issue discount for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the note. The amount of original issue discount that a U.S. Holder must accrue for each accrual period is determined in the denomination currency by applying the “noncontingent bond method” to the note in the denomination currency and equals the product of:
⯀	the adjusted issue price (as defined below) of the note in the denomination currency as of the beginning of the accrual period;
⯀	the comparable yield (as defined below) of the note, adjusted for the length of the accrual period; and
⯀	a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the note and the denominator of which is the number of days in the accrual period.
The “adjusted issue price” of a note is its issue price, increased by any interest income previously accrued (determined without regard to any net positive or net negative adjustments as described below), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made in respect of the note, each determined in the denomination currency.
The term “comparable yield” as used in the foreign currency contingent debt regulations is determined in the denomination currency and is equal to the greater of (i) the annual yield we would pay, as of the issue date, on a fixed rate debt instrument in the denomination currency with no contingent payments, but with terms and conditions otherwise comparable to those of the note, and (ii) a rate of interest that is analogous to the applicable federal rate that would be used if the U.S. dollar were the denomination currency.
The foreign currency contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments in the denomination currency (the “projected payment schedule”) on a note. This schedule must produce a yield to maturity that equals the comparable yield.
The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the note for U.S. federal income tax purposes. The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the note.
Translation of Amounts Determined Under Noncontingent Bond Method. The accruals of interest computed with respect to a note in the denomination currency (adjusted by certain net positive or negative adjustments as described below) must be translated into U.S. dollars. The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at an average rate for the partial period within the taxable year. A U.S. Holder may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year). A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.
Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder of a note receives actual payments with respect to such note that, in the aggregate, exceed the total amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a “net positive adjustment” under the foreign currency contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year, translated into U.S. dollars at the spot rate on the last day of the taxable year in which the adjustment is taken into account or, if earlier, the date of a sale, exchange or retirement of the note.
If a U.S. Holder receives in a taxable year actual payments with respect to a note that, in the aggregate, are less than the amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a “net negative adjustment” under the foreign currency contingent debt regulations equal to the amount of such deficit. This net negative adjustment:
(i)	will first reduce interest on the note that otherwise would accrue in the denomination currency for that taxable year;
(ii)
to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued but unpaid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate used to translate interest in the relevant prior taxable year);

(iii)
to the extent of any excess after applying (i) and (ii), will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued and paid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired); and

(iv)
to the extent of any excess after applying (i), (ii) and (iii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a sale, exchange or retirement of the note (in the denomination currency).

With respect to non-corporate U.S. Holders, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.
Sale, Exchange or Retirement of Foreign Currency Contingent Payment Notes. Generally, the sale, exchange or retirement of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between the amount realized on the sale, exchange or retirement and such holder’s adjusted tax basis in the note. As discussed above, to the extent a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized in the denomination currency on the sale, exchange or retirement of the note.
A U.S. Holder’s adjusted tax basis in a note will equal the U.S. dollar cost as of the day the U.S. Holder purchased the note, increased by the U.S. dollar value of the holder’s total interest accruals with respect to the note (determined without regard to any adjustments to interest accruals as described above), translated as described above, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made to the U.S. Holder (translated into U.S. dollars).
The amount realized on the sale, exchange or unscheduled retirement of a note is generally equal to the U.S. dollar value of cash and the fair market value of any other property received by the U.S. Holder, reduced by the amount of any net negative adjustment carryforward (translated into U.S. dollars). Any gain, other than foreign currency gain (as discussed below), will be treated as interest income. Any loss, other than foreign currency loss (as discussed below), will be treated as an ordinary loss to the extent of the excess of the holder’s total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and as a capital loss thereafter. If a U.S. Holder recognizes an ordinary loss upon a sale, exchange or retirement of a note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.
For purposes of determining the amount realized at maturity of a note, the U.S. Holder will be deemed to receive the projected amount of any contingent payment due on that date, reduced by the amount of any net negative adjustment carryforward. The projected amount is translated into U.S. dollars by translating the portion attributable to principal into U.S. dollars at the spot rate on the issue date and translating the portion attributable to accrued interest into U.S. dollars at the rates at which such amounts of interest were translated when accrued. To the extent that the actual amount a U.S. Holder receives at the maturity of a note is greater or less than the projected amount, a U.S. Holder will incur a net positive adjustment or a net negative adjustment, which will be treated as described above under “—Adjustments to Interest Accruals on the Notes.” To the extent that there is any net negative adjustment carryforward as described above under “—Adjustments to Interest Accruals on the Notes,” it will reduce the amount realized on the note (translated into U.S. dollars at the spot rate on the issue date of the note).
Foreign Currency Gain or Loss on Foreign Currency Contingent Payment Notes. A U.S. Holder may recognize foreign currency gain or loss with respect to a note when the U.S. Holder receives payments on the note. The amount of foreign currency gain or loss attributable to payments of interest previously accrued on the note is determined by translating the amount of interest received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the interest received into U.S. dollars at the rate at which such interest was accrued as described above. The amount of foreign currency gain or loss attributable to payments of principal is determined by translating the amount of principal received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the principal received into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired. For purposes of determining the amount of foreign currency gain or loss, the amount received (i) shall first be attributed to any net positive adjustment on the note that has not previously been taken into account and (ii) then to accrued but unpaid interest remaining after reduction by any net negative adjustment and (iii) any remaining amount shall be attributed to the principal.
Upon a sale, exchange or unscheduled retirement of a note, a U.S. Holder would also recognize foreign currency gain or loss. Payments received upon such a sale, exchange or unscheduled retirement of a note shall first be applied against the principal of the note and then against accrued but unpaid interest (and treated, in each case, as described in the preceding paragraph).
The total amount of foreign currency gain or loss on a note is equal to the sum of the foreign currency gains or losses on principal and interest, calculated as described above. Any such foreign currency gain or loss will be treated as ordinary income or loss. Prospective purchasers should consult their tax advisers regarding these rules. If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency contingent payment note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.
Special rules will apply if one or more contingent payments on a note become fixed. If one or more contingent payments on a note (determined in the denomination currency) become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule (determined in the denomination currency), using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the note and the character of any gain or loss on the sale of the note will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.
Backup Withholding and Information Reporting
Backup withholding may apply in respect of payments on the notes and the payment of proceeds from a sale or other disposition of the notes unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the notes and the payment of proceeds from a sale or other disposition of the notes unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Disclosure Requirements
Applicable Treasury regulations require taxpayers that participate in certain “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria. Whether an investment in a note constitutes a “reportable transaction” for any holder depends on the holder’s particular circumstances. Holders should consult their tax advisers concerning any possible disclosure obligation that they may have with respect to their investment in the notes and should be aware that we (or other participants in the transaction) may determine that the investor list maintenance requirement applies to the transaction and comply accordingly with this requirement.
Additional Tax on Investment Income
Certain individuals, estates and trusts are required to pay a 3.8% Medicare surtax on “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) including, among other things, interest and proceeds of sale in respect of securities like the notes, subject to certain exceptions. Prospective purchasers of the notes should consult with their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the notes.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:
⯀	an individual who is classified as a nonresident alien;
⯀	a foreign corporation; or
⯀	a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:
⯀
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

⯀	certain former citizens or residents of the United States; or
⯀	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.
Except as otherwise provided in the applicable pricing supplement, and subject to the discussion below concerning Section 871(m) of the Code and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including original issue discount, if any) on a note, provided that:
⯀
the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of stock of Jefferies Financial Group Inc. that are entitled to vote;

⯀	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
⯀	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;
⯀	if the note is linked to commodities, securities or other property (including indices of such property), such property is actively traded; and
⯀	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of that note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person. Please see the discussion under “Material United States Federal Income Tax Consequences—Non-U.S. Holders” in the accompanying prospectus for more information.
U.S. Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, a note that is treated as a debt obligation for U.S. federal estate tax purposes will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been subject to U.S. federal withholding tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty or withholding under FATCA).
Contingent payment notes that are not treated as debt obligations may constitute U.S. situs property subject to U.S. federal estate tax.
Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.
Possible Application of Section 871(m) of the Code
Section 871(m) of the Code imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. Treasury regulations promulgated under Section 871(m) of the Code require, under certain circumstances, withholding of tax on notes linked to U.S. equities or equity indices offered under this prospectus supplement, even in cases where no current payment is made under the notes or where the notes do not provide for any payment that is explicitly linked to a dividend. If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld. Non-U.S. Holders should consult their tax advisers regarding the potential application of Section 871(m) of the Code.
Backup Withholding and Information Reporting
Information returns may be filed with the IRS in connection with payment on the notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Please see the discussion under “Material United States Federal Income Tax Consequences—Backup Withholding and Information Reporting” in the accompanying prospectus for more information.
FATCA Legislation
Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. Withholding (if applicable) applies to any payment of amounts treated as interest on the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We and Jefferies LLC, a wholly-owned subsidiary of the Company, which we refer to as the “agent”, have entered into a distribution agreement pursuant to which we are offering the medium-term notes on a continuing basis. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. The agent may reject, in whole or in part, any offer it solicited to purchase notes. We may also use other agents that will be named in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, we will pay the agent, in connection with sales of the notes resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the notes to be sold, depending upon the maturity of the notes. We and the agent will negotiate commissions for notes with a maturity of 30 years or greater at the time of sale.
We may also sell the notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. The agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement. The agent may offer the notes it has purchased as principal to other dealers. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that the agent will receive from us. After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession, discount and other selling terms from time to time.
The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agent for specified expenses.
Unless otherwise states in the applicable pricing supplement, we do not intend to apply for the listing of the notes on a national securities exchange. The agent may make a market in the notes or, if separable, any other notes of ours included in units, as applicable laws and regulations permit. The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes or if separable, any other notes included in any units.
Conflicts of Interest. Jefferies is a wholly-owned subsidiary of the Company and an affiliate of Jefferies Group Capital Finance Inc. The agent will conduct each offering of the securities in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, no agent or dealer that is an affiliate of ours will make sales in an offering of the notes to any discretionary account without the prior written approval of the customer. Following the initial distribution of the notes, the agent may offer and sell those notes or, if separable, any other notes included in any units in the course of its business as a broker-dealer. The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agent may use this prospectus supplement in connection with any of those transactions. The agent is not obligated to make a market in any of the notes or any other notes included in units and may cease to make a market at any time without notice.
Underwriters, agents and dealers participating in offerings of the notes that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.
In order to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or any other notes the prices of which may be used to determine payments on the notes. Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position for its own accounts. A short sale is covered if the short position is no greater than the number or amount of notes available for purchase by the agent under any overallotment option. The agent can close out a covered short sale by exercising the overallotment option or purchasing these notes in the open market. In determining the source of notes to close out a covered short sale, the agent will consider, among other things, the open market price of these notes compared to the price available under the overallotment option. The agent may also sell these notes or any other notes in excess of the overallotment option, creating a naked short position. The agent must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the notes or any other notes in the open market to stabilize the price of the notes or of any other notes. Finally, in any offering of the notes through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the agent repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The agent is not required to engage in these activities, and may end any of these activities at any time.
Concurrently with the offering of the notes through the agent, we may issue other notes under the indentures referred to in this prospectus supplement. Those notes may include euro denominated medium-term notes which will be offered under a prospectus supplement applicable to such notes. We refer to those euro denominated notes as “Euro medium-term notes” and those units as “Euro units.” The Euro medium-term notes and Euro units may have terms substantially similar to the terms of the notes offered under this prospectus supplement. Euro medium-term notes may be offered concurrently with the offering of the notes, on a continuing basis primarily outside the United States by us, under a distribution agreement we would enter into with Jefferies International Limited, our subsidiary, as agent for us.
Notes Offered on a Global Basis
If the applicable pricing supplement indicates that any of our medium-term notes will be offered on a global basis, those registered global notes will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those notes.
The agent has represented and agreed, and any other agent through which we may offer any medium-term notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.
With respect to sales in any jurisdictions outside of the United States of such notes offered on a global basis, purchasers of any such notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of the applicable pricing supplement.
Without limitation to the foregoing:
Notice to Prospective Investors in the European Economic Area
This prospectus supplement, the accompanying prospectus and any related pricing supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so in circumstances in which no obligation arises for either issuer or any of the agents to publish a prospectus pursuant to Article 3 of the Prospectus Regulation. Neither the issuers nor the agents have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for either issuer or the agents to publish a prospectus for such offer.

MiFID II product governance / target market – The pricing supplement in respect of any notes may include a legend entitled “MiFID II Product Governance” which will outline the target market assessment in respect of the notes and which channels for distribution of the notes are appropriate. Any person subsequently offering, selling or recommending the notes (an “EU distributor”) should take into consideration the target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.
A determination will be made in relation to each issue about whether, for the purpose of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”), any agent subscribing for any notes is a manufacturer in respect of such notes, but otherwise neither the agents nor any of their respective affiliates will be a manufacturer for the purpose of the MiFID Product Governance Rules.
IMPORTANT – EEA RETAIL INVESTORS - If the pricing supplement in respect of any notes includes a legend entitled “Prohibition of Sales to EEA Retail Investors”, the notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
In the United Kingdom, this prospectus supplement, the accompanying prospectus and any related pricing supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so in circumstances in which no obligation arises for the either issuer or any of the agents to publish a prospectus pursuant to Section 85 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Neither the issuers nor the agents have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for either issuer or the agents to publish for such offer.
UK MiFIR product governance / target market – The pricing supplement in respect of any notes may include a legend entitled “UK MiFIR Product Governance” which will outline the target market assessment in respect of the notes and which channels for distribution of the notes are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.
A determination will be made in relation to each issue about whether, for the purpose of the UK MiFIR Product Governance Rules, any agent subscribing for any notes is a manufacturer in respect of such notes, but otherwise neither the agents nor any of their respective affiliates will be a manufacturer for the purpose of the UK MiFIR Product Governance Rules.
IMPORTANT – UK RETAIL INVESTORS – If the pricing supplement in respect of any notes includes a legend entitled “Prohibition of Sales to UK Retail Investors”, the notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Prohibition of Sales to EEA Retail Investors – Unless the pricing supplement in respect of any notes specifies the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the pricing supplement in relation thereto may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or
(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)	not a qualified investor as defined in the Prospectus Regulation; and
(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

If the pricing supplement in respect of any notes specifies the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, in relation to each Member State of the EEA, no offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the pricing supplement in relation thereto may be made to the public in that Member State other than:
(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant agent or agents nominated by the issuers for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of notes referred to in (i) to (iii) above shall require the issuers or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Prohibition of Sales to UK Retail Investors
Unless the pricing supplement in respect of any notes specifies the “Prohibition of Sales to UK Retail Investors” as “Not Applicable”, any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the pricing supplement in relation thereto may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or
(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; and
(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

If the pricing supplement in respect of any notes specifies the “Prohibition of Sales to UK Retail Investors” as “Not Applicable”, in relation to the United Kingdom, no offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the pricing supplement in relation thereto may be made to the public in the United Kingdom other than:
(i)	to any legal entity which is a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA;
(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA) in the United Kingdom subject to obtaining the prior consent of the relevant agent or agents nominated by the issuers for any such offer; or

(iii)	in any other circumstances falling within section 86 of the FSMA, provided that no such offer of notes referred to in (i) to (iii) above shall require the issuers or any agent to publish a prospectus pursuant to section 85 of the FSMA.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
The communication of this prospectus supplement, the accompanying prospectus, any related pricing supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related pricing supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related pricing supplement or any of their contents.
Notes which have a maturity of less than one year, may not be offered or sold other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or as agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuers.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuers.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended, the “FIEA”). Each of the agent, dealer and underwriter has acknowledged and agreed, and each further agent, dealer and underwriter appointed with respect to any notes will be required to acknowledged and agree, that the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
None of the notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) has been offered or sold or will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of the SFO. No person has issued or may issue or had or may have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
This prospectus supplement nor the accompanying prospectus has been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, as amended (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes may be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(i)
a corporation (which is not an Accredited Investor, the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)	a trust (where the trustee is not an Accredited Investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:
(A)
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(B)	where no consideration is or will be given for the transfer;
(C)	where the transfer is by operation of law; or
(D)	as specified in Section 276(7) of the SFA.
The notes may not be offered or sold, directly or indirectly, in or from Switzerland except in circumstances that will not result in the offer of the notes being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO or a listing prospectus pursuant to the listing rules of SIX Swiss Exchange, and neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. The notes are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do no benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

LEGAL MATTERS
The validity of the notes will be passed upon for Jefferies Group LLC and Jefferies Group Finance Inc. by Sidley Austin LLP, New York, New York or other counsel who is satisfactory to the agents and who may be an officer of Jefferies Group LLC. Cooley LLP, New York, New York, will act as counsel for the agent. Cooley LLP has from time to time acted as counsel for Jefferies Group LLC and its subsidiaries and may continue to do so in the future.